Exhibit 10.1

Joint Venture Agreement

In Respect Of The Establishment Of

Beam Middle East LLC

BY AND BETWEEN

The Platinum Group

AND

BEAM Global Inc.

20/06/2025

JOINT VENTURE AGREEMENT

THIS JOINT VENTURE AGREEMENT (hereinafter referred to as the "Agreement") is made on 20 June 2025 (hereinafter referred to as the 'Effective Date"):

By & Between:

(1)	Platinum Group L.L.C, a company registered under license number CN-5204126 issued by the department of Economy Abu Dhabi, represented by Dr. Ali Nasser Sultan Al Yabhouni Al Dhaheri, UAE National, EID number, 784-1985-7916184-9 in his capacity as CEO, pursuant to the Company's memorandum of association, (hereinafter referred to the "First Party");

And

(2)	BEAM GLOBAL INC., a company organized and existing under the laws of the State of Nevada, with license no. (NV20071178727), with its registered office at 5660 Eastgate Drive, San Diego, California, U.S.A., represented by Desmond Wheatley a United Kingdom National & holder of UK passport no. 547858292 in his capacity as a President and CEO (hereinafter referred to as the "Second Party").

Each a "Party" and together the 'Parties'.

PREAMBLE

A.	Whereas the First Party is one of the leading private sector companies engaged in the fields of energy, real estate, finance and investing, healthcare, information technology, sports and entertainment, food services and legal services in the Emirate of Abu Dhabi, United Arab Emirates; and

B.	Whereas, the Second Party is a company specialized in providing innovative sustainable products and technologies for electric vehicle charging, energy storage, energy security and Smart Cities; and

C.	Whereas, the Parties have agreed to establish a Limited Liability Company in Abu Dhabi City in accordance with the UAE Federal Decree-Law No.32 of 2021 concerning Commercial Companies in the United Arab Emirates, and the provisions, rules and regulations of the Emirate of Abu Dhabi and any amendments thereto from time to time, for the purpose of bidding and engaging in projects for the provision of products and services in accordance with the terms of this Agreement and the Projects Plan. Therefore, the Patties enter into this Agreement to set out the terms and conditions of the intended partnership to define the terms and conditions of the relevant partnership between them for the establishment and management of the Company, according to the terms set out below.

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1.	Definitions & Interpretation

1.1	Definitions:

In this Agreement:

Affiliate	When applied to any person, means: (a) in the case of any person other than a natural person, any other person that, either directly or indirectly, Controls, is Controlled by, or is under common Control with, that person; and (b) in the case of any person that is a natural person, any other person who is a relative of such person, or any person who is Controlled by or is under common Control of such person; used in this definition, the term "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract, or otherwise;

Applicable Law	means all applicable statutes, enactments, acts of legislature, laws, ordinances, rules, bylaws, regulations, notifications, guidelines, policies, directions, directives and orders of any governmental / judicial authority and shall include the applicable laws, regulations, decrees, directives, circulars and rules applicable in the Emirate of Abu Dhabi, United Arab Emirates

Board of Directors	means the Board of Directors that manages the Company.

Business Days	means a day other than Saturday and Sunday and any declared public holiday on which commercial banks are not open for business in the United Arab Emirates;

Companies Act	means UAE Federal Decree-Law No. 32 of 2021 concerning commercial companies and the provisions, rules and regulations of the Emirate of Abu Dhabi regulating the commercial companies and any amendments thereto from time to time;

Company	means the limited liability company to be incorporated between the Parties pursuant to this Agreement in the Emirate of Abu Dhabi.

Encumbrance	means form of legal, equitable, or security interests, including any mortgage, charge, pledge, lien, hypothecation, guarantee, right of set-off or other third party right or interest including any assignment by way of security, assignment of receivables, options, right of first refusal, any preference arrangement, reservation of title or other security interest of any kind, howsoever created or arising, or any other agreement or arrangement (including a sale and repurchase agreement) having similar effect.

General Meetings	Means an Ordinary and/or Extraordinary General Assemblies Meetings, as the case may be, of the Company Shareholders, and the term "General Meeting" shall be construed accordingly;

Intellectual Property or IP	means any and all rights, titles and interests in current and future patents, proprietary rights, proprietary technology, trademarks, word marks, brand names, concepts, commercial franchises business names, logos, service marks, rights (registered or unregistered) in any designs, applications for any of the foregoing, trade or business names, copyright, including rights in computer software and other related rights; know how, secret formulae and processes, lists of suppliers and customers and other proprietary knowledge and information; internet domain names; rights protecting goodwill and reputation; database rights and all rights and forms of protection of a similar nature to any of the foregoing (including any and all enhancements, modifications or variations thereof) or having equivalent effect anywhere in the world and all rights under licenses, consents in respect of any of the rights and forms of protection mentioned in this definition;

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Memorandum of Association	means the Memorandum of Association of the Company;

ProjectPlan	means the strategy, design, operational and financial projections, business plan, and budget of the Company covering an agreed period of time, and each revision or renewal thereof in effect from time to time as may be mutually agreed upon and approved in writing by the Board; the initial Projects Plan for the Company is attached to this Agreement as Exhibit A;

Shares	Means shares or limited liability company interests in the capital, profits, and losses of, and distributions from, the Company, and the right of a Party to any and all benefits to which such Party may be entitled under this Agreement, including voting and consent rights hereunder, together with the obligations of such Party to comply with all of the terms and provisions of this Agreement, and the term "Share" shall be construed accordingly;

Territory	means the Middle East, and such other geographic regions in which the Company operates as may be mutually agreed upon and approved in writing by the Board;

1.2	Interpretation:

In this Agreement:

(a)	Where the context so requires:

(i)	Words denoting the singular shall include the plural and vice versa;

(ii)	Words denoting the masculine, the feminine and the neuter shall include each other;

(iii)	Words referring to a "person" shall include a reference to a natural person and legal entity;

(iv)	"Shall," "will," "must," "agrees," and "covenants" are each mandatory;

(v)	"May" is permissive;

(vi)	"Or" is not exclusive;

(vii)	"Includes" and "including" are not limiting; and

(viii)	"Herein," "hereof," "hereby," "hereto" and "hereunder" shall be deemed to refer to this Agreement as a whole.

(b)	Headings used herein are for ease of reference only and do not affect the interpretation of the provisions of this Agreement.

(c)	Reference to a particular law is a reference to it as it is in force from time to time taking account of any Amendment, extension, application or re-enactment, and includes any subordination legislation from time to time in force made under it.

(d)	A reference to a "company" or an "entity" includes a reference to any company, limited liability company, corporation or body corporate, association, partnership, trust, joint venture, business trust, unincorporated organization, or other entity or organization, wherever and however incorporated or established.

(e)	A reference to "AED" or "UAE Dirhams" is a reference to the lawful currency of the United Arab Emirates from time to time; reference to "USD" or "Dollars" or "$" is a reference to the lawful currency of the United States of America from time to time.

(f)	All references to time shall be construed by reference to the Gregorian calendar.

(g)	The Schedules, Exhibits, and Recitals form part of this Agreement and each shall have the same force and effect as if set out in the body of this Agreement and references to this Agreement shall include a reference to the Schedules, Exhibits, and the Preamble.

(h)	The headings in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

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2.	Establishment of the Company

Conditions Precedent:

2.1	Each of the Parties shall have complied towards the other Party with each of the following on or before the incorporation of the Company:

(a)	Obtained in relation to itself all corporate, statutory, administrative and governmental authorizations, if any, in connection with the transactions contemplated herein.

(b)	Provided to the other Party the legal documents proving that it is a body corporate duly incorporated under the laws of the country of its incorporation; and it has the power and authority to execute and deliver and perform its obligations under this Agreement.

2.1.2	Each of the Parties shall provide to the other Party, evidence of fulfillment of the conditions precedent listed at Clause (2-1-1) above, and for which it is responsible, immediately upon fulfillment of the same. If one or more conditions precedent have not been fulfilled on or before the Effective Date, the other Party may, at its sole and absolute discretion, in writing to the failing Party: (i) extend the time, but no later than the Long Stop Date, provided to the other Party for fulfilling such of the conditions precedent; or (ii) waive any or all of such unsatisfied conditions precedent where the same are capable of being waived.

2.1.3	In the event where any of the conditions precedent set out above are not fulfilled by the Party responsible for its fulfillment or waived by the other Party before the Effective Date, where the same are capable of being waived, then this Agreement shall stand terminated, and none of the Parties shall have any rights, obligations or claims against the others, except for those provisions which expressly survive Termination of this Agreement.

2.1.4	Closing Date of Conditions Precedent:

Each of the Parties agrees and undertakes to use commercially reasonable good faith efforts to do all acts, deeds and things as may be expressly required of such Party by the terms of this Agreement to complete the transactions contemplated herein in accordance with the provisions of this Agreement.

2.2	Legal Documents:

2.2.1	Following the execution of this Agreement within 30 days from its signing, the Parties shall initiate the incorporation process of the Company and review the provisions of the Memorandum of Association and other constitutional documents of the Company, if any, which will be concluded between the Parties in accordance with the Companies Act, and the provisions of this Agreement.

2.2.2	In the event that any provisions of the Memorandum of Association and/or other constitutional documents, if any, conflict with the provisions of this Agreement, the provisions of the Memorandum of Association and/or such other constitutional documents are to prevail to the maximum extent permitted under Applicable Laws.

2.2.3	The provisions of this Clause (2.2) shall apply to Company and any subsidiary of the Company mutatis mutandis.

2.3	Company Name:

The Parties shall forthwith from the Effective Date take all such steps as may be necessary to form the Company as a limited liability company in the Emirate of Abu Dhabi with the name "Beam Middle East LLC' (or such other name as the Parties may agree and/or as may be approved by the Department of Economic Development in Abu Dhabi "DEDAD").

2.4	Company Period:

The Company's term (the "Term") shall be perpetual, unless sooner dissolved, wound up or terminated in accordance with Clause 12 of this Agreement, the provisions contained in the Memorandum of Association or the Companies Act.

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2.5	Company Activity:

The joint venture between the Parties aims to, in accordance with the Projects Plan, assemble, manufacture, advertise, market, sell, service, ship, deliver, and promote within the Territory the products licensed to the Company (the "Licensed Products") pursuant to the License Agreement (as defined below), in addition to all activities and businesses deriving therefrom and ancillary thereto and any other future activities as may be determined and deemed fit by the Board (as defined below) and, to the extent required, authorized by the competent governmental authorities.

2.6	Capital Shares; Capital Contributions:

2.6.1	Initial Capital Contributions. The Company shall be established with an initial share capital of (AED 50,000) UAE Dirhams Fifty Thousand and divided in to (100) one hundred Shares of a par value of UAE Dirham five hundred (AED 500) each.

2.6.2	Company Shares. The Company's Shares shall be distributed in the following proportions:

No.	Name	Shares Percentage
1	First Party	50%
2	Second Party	50%

2.6.3	Mandatory Capital Contributions. The Second Party shall be responsible to make timely capital contributions to the Company to cover all expenses set forth in the Projects Plan as and when due and for Emergency Expenditures (as hereinafter defined), in each case, to the extent the same are not covered by Company cash flows or by borrowings authorized by the Board (collectively, "Mandatory Capital Contributions"); provided, however, that the Second Party's Mandatory Capital Contribution obligations may be funded from Recycled Distributions (as hereinafter defined) to the extent sufficient unexpended Recycled Distributions are available to cover same. The First Party shall have no obligation to make any capital contributions to the Company. The Second Party shall enter into a license agreement with the Company in the form attached hereto as Exhibit B (the "License Agreement"), permitting the Company to use certain of BEEM's IP in the Territory on and subject to the terms set forth in the License Agreement; provided, however, that the Second Party or BEEM shall have the right to Terminate the Licence Agreement (i) in the event of a First Party Default (as hereinafter defined); (ii) if BEEM or its Affiliate no longer Controls, directly or indirectly, at least fifty percent (50%) of the Shares and the right to appoint two (2) of the five (5) Directors of the Company; or (iii) upon thirty (30) days' prior written notice to the Company and the other Party if the Company does not reasonably commence development, production, or sales efforts of Licensed Products on or before December 31st, 2025. As used herein, "Emergency Expenditure" means an expenditure that, in a Party's reasonable business judgment, is necessary to (a) prevent an imminent threat to the health, safety or welfare of any person to whom the Company or any Company subsidiary may be liable or responsible in the event of such person's injury or death, or (b) prevent imminent damage or loss to any of the property and assets of the Company or any Company subsidiary.

2.7	Profits & Losses:

2.7.1	All the distributable profits and losses of the Company shall be distributed and apportioned between the Shareholders as set out below after deducting all costs and expenses:

(a)	A portion of the Company's net profit may be allocated each year as a legal reserve or for such other reserves as the Board may decide to set aside or allocate pursuant to the Projects Plan.

(b)	The net profit shall be distributed to the Shareholders; being fifty percent (50%) to the First Party and fifty percent (50%) to the Second Party on a quarterly basis within one (I) month from the adoption of the financial statements of the relevant financial quarter or at such time as may be mutually agreed by the Parties as stated in the dividend policy adopted by the Parties in writing. Notwithstanding the foregoing, distributions payable to the First Party shall be deemed distributed to the First Party but shall be retained by the Company (such amounts being referred to herein as "Recycled Distributions") and utilized by the Company to cover the Second Party's audited Mandatory Capital Contribution obligations which are not covered by Company cash flows or by borrowings authorized by the Board in accordance with Clause 2.6.3 of this Agreement.

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(c)	Except as otherwise expressly provided in this Agreement, the liability of each Shareholder in the losses incurred by the Company shall be restricted to its Shares in the Company.

2.7.2	It is agreed that any change in the dividend policy or otherwise in the matters concerning or affecting the distribution of profits of the Company shall require the affirmative vote of all the Shareholders or their respective representatives on the Board.

2.8	Transfer and Assignment of Shares

2.8.1	Shares are transferable between the Shareholders and, to the extent expressly permitted by this Agreement, third parties, in accordance with this Agreement and the Companies Act (to the extent not inconsistent with this Agreement).

2.8.2	Except to the extent expressly set forth in this Agreement, all Shares shall confer equal rights and obligations upon their holders.

2.8.3	Except to the extent expressly set forth in this Agreement, each Share in the Company shall have the same voting rights as all other shares.

2.8.4	Each Share in the Company shall entitle its owner to an equal proportionate share in the assets of the Company upon liquidation, and to an equal proportionate right in the distribution of net profits of the Company and in the ownership of assets of the Company and distribution of the Company's surplus in the event of liquidation, in accordance with the terms and conditions of this Agreement and the Companies Act.

2.8.5	Both Parties shall not, directly or indirectly by operation by law or otherwise, assign, sell, exchange, transfer, pledge, hypothecate or otherwise dispose of all or any part of its Shares to any person, or permit any of the foregoing to occur (any such assignment, sale, exchange, transfer, pledge, hypothecation or other disposition of Shares being herein collectively called a "Transfer"), including without limitation the Transfer of any non-economic right provided to the Parties, without in each case the prior written consent of the other Party in its sole and absolute discretion. Without limitation, the other Party may condition its consent to any Transfer on the transferee being, in the other Party's opinion, a person of equal stature, capability, and wherewithal as the other Party. Any purported Transfer by a Party of all or any part of its Shares in violation of this Clause (2.8.5) shall be null and void and of no force or effect. Nothing in this Clause shall be deemed to prevent a Transfer between entities which are directly and wholly owned by the Party performing the Transfer.

2.8.6	Upon any permitted direct Transfer of a Shareholder's Shares, the person (the "Transferee") to whom the Shareholder's Shares were Transferred shall be admitted as a Party upon the Transferee's written acceptance and adoption of all of the terms and provisions of this Agreement and delivery to the Board by the transferring Party and its Transferee of any other documents and instruments, including any legal opinions, reasonably requested by the Board. For purposes of this Agreement, the term "First Party" shall be deemed to include any permitted Transferee of the First Party and the term "Second Party" shall be deemed to include any permitted Transferee of the Second Party.

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2.8.7	Required sale rights applicable to transfer of Shares:

At any time following the earliest to occur of (a) a First Party Default, (b) a change of control with respect to BEEM, or (c) a Deadlock (as hereinafter defined), the Second Party may, by notice to the First Party, elect to purchase all of the First Party's Shares (the "Required Sale") for a price equal to the market rate of such Shares. In case of disagreement on the determination of the value of such Shares, the Second Party may appoint an independent expert reasonably acceptable to the First Party for such purpose, and such independent expert's opinion shall be binding (provided that, for the avoidance of doubt, the determination by an independent expert shall not obligate the Second Party to consummate the purchase, and the Second Party may withdraw and subsequently initiate its Required Sale election at any time). At the Required Sale closing, the purchase price specified in this Clause (2.8.7) shall be paid by the Second Party (or its assignee) by official bank check or by bank wire transfer of immediately available funds, and the First Party shall transfer its Shares to the Second Party (or its assignee). The terms of the purchase and sale shall be unconditional, except that (A) the First Party shall be deemed to represent and warrant to the Second Party(and its assignee, if any) that the First Party's Shares are free and clear of all liens and encumbrances and subject to no legal or equitable claims and (B) the Second Party (or its assignee, if any) shall be deemed to have assumed all obligations and liabilities relating to the Shares arising from transactions or events first occurring after the date of such sale, and upon demand each such Party shall deliver to the other appropriate documentation evidencing the sale, assignment, representation and assumption set forth herein. Except as expressly set forth herein, the customs and procedures followed in The laws of the UAE, for the sale of limited liability company interests shall govern the rights and obligations of the Parties as to adjustments, the allocation of closing costs, credits for cash balances and accounts receivable, charges for accounts payable, prorations, and other matters with respect to the Required Sale closing.

2.8.8	The following provisions apply to a Shareholder who directly Transfers its Shares, both before and after it ceases to hold any Shares.

(a)	The Shareholder who Transfers its Shares must destroy any copies of, or other documents disclosing, confidential information of the Company, another Party, or any of their respective Affiliates in its possession or under its control except to the extent that they are required by law or customary document retention practices to be retained by such Shareholder.

(b)	Such Shareholder will have no rights or interest in, to or in respect of, and may not make further use of or disclose (except to the extent required by Applicable Law), any confidential information of the Company, another Party, or any of their respective Affiliates to any other party.

2.9	Register of Shareholders

A special register for Shareholders shall be maintained by the Company's Registered Office containing the name of the Shareholders and the number of shares held by each Shareholder and any other information required by the Companies Act.

.3	Company Management

3.1	The Shareholders agree that the overall policies and strategies of the Company shall be determined by a Board of Directors comprised of five (5) directors "Board of Directors" or "Board". Each director of the Board is referred to in this Agreement as a "Director". The Board of Directors shall be composed of Directors to be appointed as follows:

(a)	The First Party shall nominate, appoint and replace two (2) Directors (the "First Party Directors").

(b)	The Second Party shall nominate, appoint and replace two (2) Directors (the "Second Party Directors").

(c)	The First Party Directors and Second Party Directors shall unanimously nominate, appoint and replace one (1) independent Director which is not an Affiliate of either Party (the "Independent Director").

3.2	The Board of Directors shall have the full powers to manage and control all aspects of the Company's business and affairs, subject to Compliance with the Companies Act and with the provisions of this Agreement.

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3.3	Subject to this Clause 3.3, all the resolutions of the Board of Directors shall require the affirmative vote of a majority of Directors (three votes out of five). Each of the Directors appointed by a Party shall be entitled to cast one (1) vote on behalf of that Party with respect to any decision made by the Board; provided that if only one Director appointed by a Party is present at a meeting of the Board, the Director so present shall be entitled to cast two (2) votes on behalf of such Party. Each Party may rely absolutely on the vote, consent, approval, disapproval or execution and delivery of any instrument by any Director representing the other Party as having been fully authorized and approved by the other Party, and no Party is authorized or required to inquire as to whether any Director appointed by the other Party was actually authorized by the Party represented by such Director. Notwithstanding anything herein to the contrary, none of the following actions may be authorized by the Board or taken by the Company or any of its subsidiaries without the express written approval of the Second Party Directors, (each, a "Major Decision"):

(a)	cause or permit the Company to make any distribution except as expressly provided in this Agreement or in accordance with a budget or business plan which has been previously approved by the Board;

(b)	acquire, by purchase or lease, any direct or indirect interest in real property or any other material assets which are otherwise not expressly contemplated by the Projects Plan or in accordance with a budget or business plan which has been previously approved by the Board;

(c)	borrow any money or enter into any financing, refinancing, or loan transaction (other than ordinary course equipment leases contemplated in Projects Plan), grant any security interest in the assets of the Company, prepay any borrowed money, or amend the terms and conditions of any financing documents;

(d)	make any intercompany payments to a Shareholder or its Affiliates except in accordance with the Projects Plan or in accordance with a budget or business plan which has been previously approved by the Board;

(e)	issue additional Shares or other equity securities or admit a new Shareholder to the Company or any Company subsidiary;

(f)	amend this Agreement except as expressly provided in Clause 15.7, or amend the operating agreement of any Company subsidiary, or amend the Memorandum of Association or other constitutional documents of the Company or any Company Subsidiary;

(g)	form any Company subsidiary;

(h)	amend or modify the Projects Plan or establish any rules and regulations applicable to the Company or any Company subsidiary that materially diminish the rights or expand the obligations of the Second Party;

(i)	cause the Company or any Company subsidiary to enter into any joint venture or partnership;

(j)	commence or settle any lawsuits, or confess a judgment against the Company or any Company subsidiary;

(k)	register any Company or Company subsidiary securities or liquidate, dissolve or effect a recapitalization or reorganization of the Company or any Company subsidiary in any merger, conversion or other form of transaction, except for liquidation and dissolution in accordance with Article (12); or

(1)	enter into any agreement, commitment or letter of intent which obligates the Company or any Company subsidiary to do any of the foregoing.

3.4	Board Tenure:

The formation of the Board shall remain the same as set out in this Article (3) as long as the Company exists; provided, however that (i) each Party shall have the power and authority to remove any Director appointed by it, by delivering written notice of such removal to the Company and the other Party; (ii) both Parties shall only take a mutually agreed decision to remove the Independent Director in case of its poor performance or unavailability to participate in Company business & etc.; and (iii) vacancies on the Board of Directors shall be filled by the Party that appointed the Director previously holding the position which is then vacant (or, with respect to an Independent Director vacancy, by the First Party Directors and Second Party Directors as provided in Clause 3.1(c)).

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3.5	The Board of Directors shall be responsible for creating Company rules and regulations related to the administrative, legal and financial matters of the Company.

3.6	The Board of Directors shall hold meetings in any location acceptable to all five (5) Directors. Board meetings shall be held when requested by any Director or by either Shareholder.

3.7	The quorum for meetings of the Board of Directors shall be three (3) Directors (provided that no action may be taken by the Board with respect to a Major Decision without at least one (1) of the Second Party's Director present).

3.8	The Directors shall be deemed to be present if in person, by telephone or by any other visual means of communication such as video conference and the adopted resolution shall be signed later in writing or recorded in the minutes of the Board approved at or before the next meeting of the Board.

3.9	A special register with the minutes of meetings of the Board of Directors shall be prepared and signed by the present Directors. Any Director opposing a resolution can record their objection in such register. Any Director or Party who has any interest in any transaction or matter (including any agreement concurrently or hereafter made or entered into under, pursuant to, or in connection with this Agreement between (i) a Party or any of its Affiliates, on the one hand, and (ii) the Company or any Company subsidiary, on the other hand) (an "Affiliate Agreement") shall Inform the Board of Directors regarding such interest which shall be written down in the record. Such Director or Party with the interest is not entitled to vote on the resolution related to such transaction or matter.

3.10	The Directors shall not incur any personal liability related to the Company's obligations nor shall they be liable to the Company for the performance of their work within the limits of their powers but not contradicting to the provisions of Applicable Law.

3.11	The remuneration for the Directors shall be fixed by the General Assembly and the remuneration of the Officers (defined below) shall be fixed by a resolution of the Board.

3.12	The written resolutions of the Board of Directors signed by at least three (3) Directors, and as to any resolution constituting a Major Decision at least one from the Second Party, and 1 independent, shall be as valid and effective as any resolution passed in a duly held meeting of the Board of Directors.

3.13	The Board shall hold periodic quarterly meetings to discuss the periodic repoti, submitted by the Officers, on the status of business in the Company and the future plan for the development of its business, including proposed updates to the Projects Plan.

3.14	The Daily Management:

The Board shall, in the interest of the Company, appoint officers of the Company ("Officers") who shall be responsible for the operational, and day-to-day management of the Company according to the powers, set out by resolution of the Board and an authority matrix. No Officer shall be permitted to take any material action that is not expressly authorized by the Board to the extent that any such action deviates from the terms of this Agreement or the Projects Plan.

3.15	Financial Management; Inspection; Reporting:

The Board, or such Officers as may be appointed by the Board, shall, separately, carry out the financial management of the Company in the interest of the Company. To the extent authorized by the Board, it shall be separately entitled to open, manage, operate and close the Company bank accounts, to sign cheques and to request the issuance of bank guarantees, bonds and notes. For obtaining bank facilities and loans and to open letters of credit, this shall be by a resolution by the Board. On behalf of the Company, the Officers shall keep, or cause to be kept, books and records pertaining to the Company's business showing all of its assets and liabilities, receipts and disbursements and all transactions entered into by the Company on a basis consistent with the Accounting Standard (as hereinafter defined) and applicable tax requirements. Such books and records, and all supporting data, of the Company shall be kept at the office of the Company (or any other location reasonably selected by the Board) and the Parties and their representatives shall at all reasonable times, with three (3) Business Days' notice, have access thereto for the purpose of inspecting and copying the same, as well as to the other facilities where the Company conducts business, for the purpose of inspecting same. The reasonable travel, inspection, and reprographics costs related to such inspections and the copying of such books and records shall be borne by the Company. In furtherance of the Officers' obligations under this Clause 3.15, the Officers shall provide to the Parties such monthly, quarterly, and annual reports as the Board may require.

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4.	Officers' Powers

The operation and the day-to-day management of the Company shall be delegated to one or more Officers, with the powers set out by the Board.

5.	General Assembly of Shareholders

5.1	All meetings of a General Assembly of Shareholders ("General Assembly") are to take place in such location as the Shareholders may mutually determine, including online meetings.

5.2	Each Shareholder shall have the right to attend each General Assembly and may do so personally or by duly authorized representative.

5.3	Meetings of the General Assembly shall be convened by invitations sent by registered post or by e-mail to the address specified in Article (18) at least Fourteen (14) days before the date of the meeting, or within any shorter period as agreed by all the Shareholders. The invitation shall contain an agenda and notice of the time and place of the meeting. The Board of Directors shall be responsible for sending the invitations unless the Board of Directors determines that another person shall send such invitations.

5.4	An ordinary General Assembly shall be held on yearly basis upon invitation from the Board of Directors within four months following end of the financial year. The agenda shall include all matters required to be considered under the Companies Act and any other matters the Shareholders may determine.

5.5	Extraordinary meetings of the General Assembly shall be convened if requested by any Shareholder or by the Board of Directors or, if authorized by the Board, by any Officer.

5.6	The General Assembly may discuss any issues germane to the Company, whether or not included in the agenda of its annual meeting.

5.7	Each Shareholder shall have the right to discuss all the matters included in the agenda or otherwise raised at the General Assembly, and the Officers are obliged to answer all the questions raised by the Shareholders. If any Shareholder considers that the Officer's answer is insufficient, such Shareholder shall have the right to resort to the General Assembly whose decision in this respect shall be binding.

5.8	Resolutions adopted at the General Assembly shall not be valid unless approved by shareholders holding at least (51%) of the Shares of the Company.

5.9	Quorum at the General Assembly shall not be valid unless two (2) or more Shareholders holding at least (51%) of the Shares of the Company are present.

5.10	If such quorum, as set forth in Clause (5.9) above, is not present at the General Assembly, the Shareholders shall be invited to another meeting, to be held within (7) days from the date of the first meeting, provided that at least two (2) Shareholders holding (51%) of the Shares of the Company are present.

5.11	General Assembly resolutions shall be signed by each Shareholder (or its duly authorized representative) and recorded in the Company's records.

5.12	The Shareholders may adopt written resolutions without a meeting (which shall have the same force and validity as resolutions adopted in a meeting of the General Assembly) if signed by each and all Shareholders (or their duly authorized representative/s). Such written resolutions shall be recorded in the Company's records.

5.13	Without prejudice to the rights of bona fide third parties, a resolution adopted at a General Assembly in violation of the provisions of the Companies Act or this Agreement, benefiting ce1tain shareholders or causing damage to other shareholders without the consideration to the interests of the Company, shall be void. In this event, only the Shareholders who had objected to the adoption of the said resolution or those who were unable to object thereto for acceptable reasons may request the nullification of such Resolution and it shall be considered void ab initio to all the Shareholders.

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6.	Shareholders' Actions

Each of the Parties to this Agreement undertake that for the duration of this Agreement it shall:

(a)	at all times use commercially reasonable endeavours to promote the interests of the Company with respect to the scope and object of this Agreement and the proposed establishment and business of the Company; provided, however, that neither the foregoing, nor any other provision of this Agreement, shall be construed to require that any Party has an obligation to make capital contributions to the Company except Mandatory Capital Contributions expressly required by this Agreement;

(b)	not at any time do anything with the intent of, or which would reasonably be expected to have the effect of, hindering or interfering with the establishment or operations of the Company;

(c)	at all times show the utmost good faith to the other Shareholders;

(d)	duly and punctually pay and discharge all debts or obligations owed by it to the Company in connection with this Agreement;

(e)	use commercially reasonable good faith efforts to do or cause to be done all the transactions, and obtain all authorizations, as shall be required of such Party pursuant to the terms of this Agreement to carry out the purposes of this Agreement, including where necessary causing Affiliates to act in accordance with the terms and conditions as set out in this Agreement; without limitation, (i) the First Party shall assist in coordinating, for the benefit of the Company, at the Company's expense, a sales front office, at least two (2) seasoned business development/sales professionals with proven histories and relationships, and manufacturing facilities and personnel appropriate for the manufacture and assembly of the Licensed Products (collectively, the "Local Capabilities"); (ii) the Second Party shall assist in coordinating, for the benefit of the Company, at the Company's expense, incoming opportunities in the Territory, training services, marketing materials, customer testimonials, U.S. government relationships, procurement of components of the Licensed Products which cannot be sourced in the Territory (which, for the avoidance of doubt, may be purchased directly from the Second Party or its Affiliate at actual cost plus a commercially reasonable administrative fee); and (iii) the Parties shall collaborate, for the benefit of the Company, at the Company's expense, in connection with the establishment of a manufacturing facility for the Licensed Products;

(f)	negotiate in good faith to agree all the necessary documentation: (i) to evidence the contractual basis of their co-operation in the establishment of the Company and business operations of the Company; and (ii) required for the formal establishment of the Company; and

(g)	Competing Activities:

The Parties agree that none of them may, and that they shall cause their respective Affiliates not to, separately enter into or incorporate any other company with, or otherwise engage in, an activity that is substantially similar to the activities of the Company subject hereof within the Territory (a "Directly Competing Business") without the prior written consent of the other Party in each instance, which consent may be granted or withheld in such Party's sole and absolute discretion. Notwithstanding anything in this Agreement to the contrary, other than the express restriction on engaging in Directly Competing Businesses, nothing shall limit or restrict the rights of the Parties and their respective Affiliates from engaging in any activities or engaging in or possessing an interest in any other business ventures of any kind or description, including any such business ventures that are or could be competitive with the Company outside of the Territory, or have any responsibility to account to the Company or the other Party for the income or profits from any such enterprises.

(h)	The terms and conditions of this Agreement shall apply to any branches or subsidiaries of the Company mutatis mutandis.

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7.	Competition Restrictions

7.1	Unless the prior written consent of the other Party has been procured, during the term of this Agreement and for a period of one (1) year after Termination of this Agreement, each of the Patties agree that in order to ensure that the Company obtains the full benefit of the business, it must:

(a)	not on its own account or for its benefit; or

(b)	not in conjunction with or on behalf of any person,

(c)	induce or attempt to induce any client or supplier of the Company to cease to do business with or cease to supply or to restrict or adversely vary the terms of supply to the Company or otherwise do any such act or omission which would reasonably be expected to adversely affect the business of the Company or otherwise use its position, knowledge of or influence over any such client or supplier to the detriment of the Company ; or

(d)	induce or attempt to induce any director, officer or employee of the Company to leave their employment; or

(e)	do or say anything which would reasonably be expected to damage the goodwill or reputation of the Company or lead any person to cease to do business with the Company on substantially equivalent terms to those previously offered or not to engage in business with the Company.

7.2	Each of the Parties agrees that the terms and conditions set out in this Clause (7) are reasonable and are necessary for the protection of the business and operations of the Company. Therefore, each of the undertakings in Clause (7) is separate and independent undertaking and is to be interpreted accordingly.

7.3	If any of the unde1iakings of Clause (7) is held to be void or voidable in the circumstances, where it would be valid if deleted in part or reduced in application, such undertaking is to apply with such deletion or modification as may be necessa1y to make it valid and enforceable. If the unde1iaking is or becomes unenforceable in its entirety for any reason, then it is to be severed from and is to not affect any of the other undertakings or the remainder of this Agreement.

8.	Intellectual Property

8.1	The Parties acknowledge and agree that the names, IP rights, trademarks developed and conceived for the purpose of the Company's activities, shall be exclusive and clear property of BEEM and shall be registered under the name of BEEM.

8.2	Save the rights of the Company as expressly agreed in the License Agreement, neither the Company nor the First Party nor any of its Affiliates shall have any right of any kind whatsoever, to, or under any of the said Tradename or IP rights or trademarks relating to the business of the Company. The First Patty (on behalf of itself and its Affiliates) covenants that none of them, nor the Company, shall be entitled to register or attempt to register or make any claim of ownership over any of them. Further, save as otherwise provided with respect to the Company in the Licence Agreement, the First Party shall not use the Tradename or the IP rights or trademarks without the relevant prior written consent of the Second Party or its Affiliate. Notwithstanding the foregoing, if the Company terminates due to any reason whatsoever, the Second Party or its Affiliate, as determined by the Second Party, shall own all aforementioned IP rights.

8.3	Each of the Patties agree that any Intellectual Property developed by it specifically for the business of the Company during the course of their partnership shall absolutely belong to the Second Party. However, the Intellectual Prope1ty rights otherwise developed by any of the Parties or their respective Affiliates and pre-existing at the time of execution of this Agreement and utilized for the business of the Company or the execution of the Project shall absolutely belong to the relevant Party or such Affiliate, as applicable, and such pre existing Intellectual Property rights may be assigned or licensed to the Company on mutually agreed terms and conditions.

8.4	Without limitation on the foregoing, each Patty shall retain all rights in and be the sole owner of: (i) all its confidential information, Intellectual Property rights, and derivative works thereof or improvements thereto, including all re-examinations, parents, continuations, continuations-in-pati, divisions, and foreign counterparts of any of the foregoing or claiming priority to any of the foregoing; and (ii) all inventions owned, created or conceived by such Party independently and which does not pertain to the Project.

8.5	Without prejudice to anything contained herein, Licensed Products, packaging, labelling, point of sale materials, trade show displays, sales materials, other collateral materials and adve1iising shall be subject to the Second Party's approval.

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9.	Financial Year

The financial year of the Company shall commence on the first day of January and end on the last day of December of each year, provided that the first year shall include the period from the date of final incorporation of the Company through the last day of December.

10.	Dividend and Distribution Policy

10.1	The Shareholders agree, subject to clause (2.7) above, that dividends are to be declared and distributed by the Company to the Shareholders after sufficient amounts have been set aside to satisfy:

(a)	working capital requirements and capital expenditures of the Company; and

(b)	Provisions and reserves for taxation or any other deductions or withholdings required by Applicable Laws.

10.2	The amount of profit and losses in respect of any financial quarter shall be determined from the audited accounts of the Company in accordance with the Companies Act, provided always that, except as otherwise expressly provided in this Agreement, the liability of the Parties shall not exceed such Party's interest in its Shares.

11.	The Auditors

11.1	The General Assembly shall appoint an auditor to audit the Company accounts for each fiscal year and determine its fees. The Auditor must be internationally reputable company.

11.2	The Auditor shall, in accordance with U.S. Generally Accepted Accounting Principles, (the "Accounting Standard"), audit the Company accounts, examine the budget, calculate profits and losses, observe law implementation and adherence to this Agreement and submit its report to the Board and the General Assembly.

12.	Company Dissolution & Liquidation

12.1	Subject to applicable law, in the event of the Company's dissolution, the General Assembly shall determine the means of liquidation, appoint one or more liquidators and fix their authority. The authority of the Officers shall cease upon appointment of the liquidator, while the authority of General Assembly shall remain throughout the liquidation period till the liquidators are discharged.

12.2	A decision to voluntarily wind up the Company requires the unanimous consent of the Shareholders.

12.3	This Company may be dissolved for the following reasons:

(a)	The expiry and non-renewal of this Agreement or the License Agreement.

(b)	Unanimous Resolution by the Shareholders to Terminate, dissolve, wind up, and liquidate the Company.

(c)	Upon submission of a final decision by the competent Court to dissolve the Company, or the happening of any other event that makes it unlawful, impossible, or impractical to canyon the business of the Company.

13.	Non-Disclosure oflnformation / Confidentiality

Each Party shall keep all confidential and proprietary information disclosed to it pursuant to this Agreement, its appendices or those resulting therefrom as strictly confidential. Each Party shall ensure that its agents, principals, contractors, employees, Affiliates and Directors maintain the confidentiality of all such information, including the scope of this Agreement or financial matters or any other matters related to it or related to the information of the other Party or the Company. The Parties agree and acknowledge that all the information, documents and contracts related to this Agreement or arising out of it as well as this Agreement which are of confidential and proprietary nature are to be kept confidential and each Party, unless it has obtained a prior written consent from the other Party, shall have no right to disclose such information to any third party whether by publishing or broadcasting any data in any way whatsoever, nor to give any documents or pictures about it without a prior written permission from the other Party.

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14.	Successors And Assigns

This Agreement is to endure for the benefit of and be binding on the respective successors in title and permitted assigns of each Party.

15.	Miscellaneous

15.1	Each Party shall use commercially reasonable good faith efforts to exercise all voting rights and other powers of control lawfully available to it as a Shareholder of the Company so as to procure that, at all times during the term of this Agreement, the provisions of this Agreement are duly and promptly observed and given full force and effect according to its spirit and intention.

15.2	If any provisions of the Memorandum of Association at any time conflict with any provisions of this Agreement, this Agreement shall prevail and each of the Parties shall, whenever necessary, use commercially reasonable good faith efforts to exercise all voting and other rights and powers lawfully available to it as a Shareholder of the Company so as to procure, to the extent permitted by Applicable Law, the Amendment, waiver or suspension of the relevant provisions of the Memorandum of Association to permit the Company and its affairs to be administered as provided in this Agreement.

15.3	Nothing in this Agreement shall constitute or be deemed to constitute a general partnership between the Parties. Save as otherwise agreed between the Parties, no Party shall have any authority or power to bind, to contract in the name of, or to create a liability for any other Party in any way or for any purpose.

15.4	This Agreement shall come into effect as of the Effective Date and shall remain in force until terminated in accordance with the provisions and the conditions set out in this Agreement.

15.5	If any provision (or part of a provision) of this Agreement is found by any Court, tribunal or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall continue to remain in full force and effect.

15.6	If any invalid, unenforceable or illegal provisions would be valid, enforceable and legal if some part of it were deleted, such provision (or more than one of them) shall apply with whatever modification is necessary to give effect to the commercial intention of the Parties.

15.7	Any variation or Amendment to this Agreement shall be in writing signed by or on behalf of each Party and shall be expressly stated to be an Amendment or variation to this Agreement.

15.8	No failure or delay by a Party in exercising any right or remedy provided in this Agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall preclude or restrict the further exercise of that or any other right or remedy.

15.9	Unless specifically provided for otherwise, rights and remedies arising under this Agreement are cumulative and do not exclude rights and remedies provided by law.

15.10	Except as otherwise expressly provided herein, no Party may directly or indirectly transfer, assign, or grant any Encumbrance over, or deal in any way with, any of its Shares, or purport to do any of the same.

15.11	Time is of the essence with respect to this Agreement.

16.	Governing Law & Disputes Resolution

16.1	Governing Law:

This Agreement shall be governed by and construed in accordance with the Companies Act and the Applicable Laws in UAE as applicable in Abu Dhabi.

15

16.2	Disputes:

Any disputes arising because of the interpretation or performance of this Agreement shall be settled amicably. However, if no amicable settlement could be or has been reached within thirty (30) days of such dispute (including the failure First Party Directors and the Second Party Directors to appoint an Independent Director) (a "Deadlock"), such disputes shall be referred to the exclusive jurisdiction of Abu Dhabi courts.

17.	Agreement Language

This Agreement is edited in both Arabic and English texts, and when there is any contradiction between Arabic and English texts, English text only shall prevail.

18.	Notices

All notices of this Agreement to be exchanged between the Parties shall be in writing in English language and no oral notices shall be considered. Notices shall be deemed legally delivered only if they are directly delivered by hand or when delivery is attempted if sent by reputable overnight courier to the addresses or numbers indicated in this Clause 18, above-mentioned addresses, or in the case of sending by email, on completion of email transmission to the correct independent email address of the other Party as duly evident by the transmission report/delivery report.

If to the First Party:

E-mail: saharbendra@platinumgroupuae.com

Telephone: +971 54 995 9600

Address: Attn: Sahar Bendra

Khalidiya Park Tower, Office No: 204, AI Khalidiyah,

Abu Dhabi, United Arab Emirates.

P.O.Box: 33476

If to the Second Party:

E-mail: desmond.wheatley@beamforall.com

Telephone: +1 858 333 8031

Address: Attn: Desmond Wheatley, President, CEO and Chairman

5660 Eastgate Drive

San Diego, CA 92121 USA

19.	Counterparts

This Agreement may be executed in any number of counterparts (including electronic or PDF signatures), each of which when executed and delivered shall be an original, but all the counterparts together shall constitute one and the same instrument.

16

20.	Indemnification

20.1	Third Party Claims. The Company, its receiver, or its trustee shall indemnify, hold harmless, and pay all judgments and claims against a Party, its agents, principals, contractors, employees, Affiliates and Directors (each, an "Indemnified Party") relating to any liability or damage to third parties incurred by reason of any act performed or omitted to be performed by an Indemnified Party in connection with the business of the Company, including reasonable attorneys' fees incurred by the Indemnified Party in connection with the defense of any third party action based on any such act or omission (which reasonable attorneys' fees will be paid as incurred), as permitted by Applicable Law, unless (a) a determination is made by a Court of competent jurisdiction that such liability or damage is attributable to the Indemnified Party's fraud (including in the selection and monitoring of employees and agents), deceit, intentional misconduct, gross negligence, knowing violation of law, or material breach of this Agreement constituting an act outside the such Indemnified Party's authority hereunder, or (b) the liability, damage or claim arises solely from an internal dispute between or among the Party or any of agents, principals, contractors, employees, Affiliates or Directors. Any indemnification under this Clause (20.1) shall be recoverable only from the assets of the Company and not from the assets of the Parties. All judgments against the Company and a person indemnified hereunder, wherein such person is entitled to indemnification, must first be satisfied from Company assets before such person shall be responsible for any such obligations.

20.2	Party Indemnification. If the Company or a Party is made a party to any Litigation or otherwise incurs any loss or expense as a direct result of (i) any other Party's personal obligations or liabilities unrelated to Company business, (ii) any other Party's breach of this Agreement, or (iii) a dispute between or among a Party, its Affiliate(s) and/or its direct or indirect owner(s), including any claims made against the Company or a Party relating to any other Party's alleged breach of its governing documents, such other Party shall indemnify and reimburse the Company and the Party made a party to the Litigation for any and all loss and expense incurred by the Company and/or that Party in connection with the Litigation, including its or their reasonable attorneys' fees expended to defend the Litigation, any judgments obtained against the Company or that Party in the Litigation, and any amounts paid to settle the alleged claims in the Litigation. The liability of any Party pursuant to this Clause (20.2) may be assessed against such Party's Shares in the Company, including such Party’s right to receive distributions or payments from the Company; provided, however, the liability of a Party under this Clause (20.2) shall be limited to such Party's Shares in the Company. Nothing herein contained shall be deemed to imply that any Person shall be a third party beneficiary of the terms of this Clause (20.2) (which terms shall inure solely to the benefit of the Company and the respective Parties, as expressly set forth in this Clause (20.2)).

20.3	Survival. The indemnification obligations set forth in this Clause (20) survive any Party ceasing to be a Party, as to claims arising from acts or omissions occurring prior to such cessation.

21.	Representations and Covenants by the Parties. Each Party represents and warrants as to itself that:

21.1	It is a corporation, limited liability company or partnership, as applicable, duly organized or formed and validly existing and in good standing under the laws of the jurisdiction of its organization or formation; it has all requisite power and authority to enter into this Agreement, to acquire and hold its Shares and to perform its obligations hereunder; and the execution, delivery and performance of this Agreement by it has been duly authorized.

21.2	This Agreement and all agreements, instruments and documents herein provided to be executed or caused to be executed by it or its Affiliates are, or at the time of execution will be, duly authorized, executed and delivered by and are and will be binding and enforceable against such Party or Affiliate in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereinafter in effect relating to creditors' rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

21.3	Neither (i) the execution and delivery of this Agreement and the performance of its obligations hereunder nor (ii) the acquisition by the Company of any property, will conflict with, result in a breach of or constitute a default (or any event that, with notice or lapse of time, or both, would constitute a default) or result in the acceleration of any obligation under any of the terms, conditions or provisions of any other agreement or instrument to which it is a party or by which it is bound or to which any of its property or assets are subject, conflict with or violate any of the provisions of its organizational documents, or violate any Applicable Law, that would materially and adversely affect the performance of its duties hereunder; such Party has obtained any consent, approval, authorization or order of any Court or governmental agency or body required for the execution, delivery and performance by such Party of its obligations hereunder.

17

21.4	There is no action, suit or proceeding pending against it in any Court or by or before any other governmental entity that would prohibit its entry into or performance of this Agreement.

21.5	It has been advised to engage, and has engaged, its own counsel (whether in-house or external) and any other advisors it deems necessary and appropriate. By reason of its business or financial experience, or by reason of the business or financial experience of its own attorneys, accountants and financial advisors (which advisors, attorneys and accountants are not Affiliates of the Company or any other Party), it is capable of evaluating the risks and merits of an investment in Shares and of protecting its own interests in connection with this investment. Nothing in this Agreement should or may be construed to allow any Party to rely upon the advice of counsel acting for another Party or to create an attorney-client relationship between a Party and counsel for another Party.

21.6	To such Party's knowledge, each person owning a ten percent (10%) or greater interest in such Party (A) is not currently, and shall not in the future be, identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the U.S. Treasury (or any other similar list maintained by the Office of Foreign Assets Control pursuant to any authorizing statute, executive order or regulation) and (B) is not currently, and shall not in the future be, a person with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of U.S. law, regulation, or executive order of the President of the United States.

22.	Anti-Bribery Representations and Warranties. Each Party represents and warrants as to itself that:

22.	l Each Party and, to its best knowledge, its shareholders, officers, directors, employees, agents, and anyone acting on its behalf (collectively, the "Representatives") are in compliance with all applicable anti-bribery and anti-corruption laws, including the US Foreign Corrupt Practices Act and local anti-bribery laws (collectively, the "Anti-Bribery Laws").

22.2	Neither Party nor, to its best knowledge, any of its Representatives has, directly or indirectly, offered, paid, promised, or authorized the giving of money or anything of value to any: (a) Government Official; (b) person or entity; or (c) other person or entity while knowing or having reason to believe that some portion or all of the payment or thing of value will be offered, given, or promised, directly or indirectly, to a Government Official or another person or entity; for the purpose of: (i) influencing any act or decision of such Government Official or such person or entity in their official capacity, including a decision to do or omit to do any act in violation of their lawful duties or proper performance of functions; or (ii) inducing such Government Official or such person or entity to use their influence or position with any Government Entity or other person or entity to influence any act or decision; in order to obtain or retain business for, direct business to, or secure an improper advantage for either Party or Company.

22.3	Neither Party nor, to its best knowledge, any of its Representatives: (a) is a Government Official or employs any Government Official or Close Family Member of any Government Official; or (b) has a personal, business, or other relationship or association with any Government Official or Close Family Member of any Government Official who may have responsibility for or oversight of any business activities of Company, any of its Subsidiaries, or either Party, other than any relationships or associations that have been disclosed in writing to the Parties or Company.

22.4	Neither Party nor, to its best knowledge, any of its Representatives is or has been the subject of any investigation, inquiry, or enforcement proceeding by any court, governmental, administrative, or regulatory body, or customer regarding any violation or alleged violation of any Anti-Bribery Law. To the best knowledge of the Company: (i) no such investigation, inquiry, or proceeding has been threatened or is pending; and (ii) there are no circumstances likely to give rise to any such investigation, inquiry, or proceeding.

22.5	For purposes of this Agreement:

(a)	"Close Family Member" means (i) the individual's spouse; (ii) the individual's and the spouse's grandparents, parents, siblings, children, nieces, nephews, aunts, uncles, and first cousins; (iii) the spouse of any persons listed in subcategory (ii); and (iv) any other person who shares the same household with the individual.

(b)	"Government Entity" means (i) any national, state, regional, or local government (including, in each case, any agency, department, or subdivision of such government); (ii) any political party; (iii) any entity or business that is owned or controlled by any of those bodies listed in subcategory (i) or (ii); or (iv) any international organization, such as the United Nations or the World Bank.

18

(c)	"Government Official" means (i) any director, officer, employee, agent, or representative (including anyone elected, nominated, or appointed to be a director, officer, employee, agent, or representative) of any Government Entity, or anyone otherwise acting in an official capacity on behalf of a Government Entity; (ii) any political party, political party official, or political party employee; (iii) any candidate for public or political office; (iv) any royal or ruling family member; or (v) any agent or representative of any of those persons listed in subcategories (i) through (iv).

22.6	Each Party has adopted and maintains adequate policies, procedures, and controls to ensure that each Party has complied and is in compliance with all Anti-Bribery Laws, including at a minimum policies and procedures relating to prevention of bribery, accounting for financial transactions, due diligence on third parties, and training of personnel.

[Remainder of this page is intentionally left blank. Signature pages follow.]

19

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the Effective Date.

The First Party:

Platinum Group L.L.C

Represented ·by : Dr. Ali Nasser Sultan Al Yabhouni Al Dhaheri

/s/ Dr. Ali Nasser Sultan Al Yabhouni Al Dhaheri

[Signatures continue.]

The Second Party:

M/s. ---

Represented by: Desmond Wheatley its President, CEO and Chairman

/s/ Desmond Wheatley

[End of signatures.]

20

EXHIBIT A

INITIAL PROJECTS PLAN

[Attached]

EXHIBIT B

FORM OF LICENSE AGREEMENT

[Attached]

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is dated as of _______________ (the “Effective Date”) and is entered into by and between Beam Global, a company organized and existing under the laws of the State of Nevada, with its registered office at 5660 Eastgate Drive, San Diego, California, U.S.A (“Licensor”), and Beam Middle East LLC, a Limited Liability Company formed in Abu Dhabi City in accordance with the UAE Federal Decree-Law No.32 of 2021 concerning Commercial Companies in the United Arab Emirates, and the provisions, rules and regulations of the Emirate of Abu Dhabi (“Licensee”). Licensor and Licensee may be referred to in this Agreement as a “Party” and collectively as the “Parties”.

WHEREAS, Licensor and The Platinum Group, a company registered under license number (CN-5204126) issued by the department of Economy – Abu Dhabi (“TPG”), have entered into a certain Joint Venture Agreement dated June 20, 2025 (the “Joint Venture Agreement”) providing for the formation of Licensee, which is jointly owned by Licensor and TPG;

WHEREAS, pursuant to the Joint Venture Agreement, Licensor has agreed to enter into this Agreement to grant the licenses provided for hereunder to Licensee;

WHEREAS, Licensor is the sole and exclusive owner of the trademarks, names, logos, applications and/or registrations, if applicable, which are set forth in Exhibit A and all copyrights related thereto, and all other rights in the names, characters, symbols, designs, likenesses and visual representations thereof (the “Trademarks”); and

WHEREAS, Licensor has the power and authority to grant to Licensee the right, privilege and license to use the Trademarks on or in association with the goods and/or services covered by the Trademarks as set forth in Exhibit B (the “Licensed Products”) and all associated patents, patent applications, Trademarks, know-how, trade secrets, artwork, graphics and other intellectual property rights (“Associated IP”); and

WHEREAS, Licensor and TPG per the terms of the Joint Venture Agreement, desire Licensor to provide to Licensee a license to assemble, manufacture, advertise, market, sell, service, ship, deliver, distribute, and promote the Licensed Products in the countries in the Middle East region identified in Exhibit C (the “Territory”), and to use the Trademarks and Associated IP on or in association with the Licensed Products; and

WHEREAS, both Licensee and Licensor are in agreement with respect to the terms and conditions upon which Licensee shall use the Trademarks and Associated IP to assemble, manufacture, advertise, market, sell, service, ship, deliver, distribute, and promote Licensed Products in the Territory;

NOW, THEREFORE, in consideration of the promises and agreements set forth herein, the parties, each intending to be legally bound hereby, do promise and agree as follows:

1. LICENSE GRANT

1.1. Licensor hereby grants to Licensee during the Initial Term and each Renewal Term (collectively, the “Term”) of this Agreement a non-exclusive right and license to use the Trademarks and Associated IP on or in association with the Licensed Products in the Territory, as well as on packaging, promotional and advertising material associated therewith, and to use the Trademarks and Associated IP to assemble, manufacture, advertise, market, sell, service, ship, deliver, distribute, and promote the Licensed Products in the Territory; and Licensor hereby grants to Licensee during the Term of this Agreement a non-exclusive right and license to use the Licensor’s name in Licensee’s corporate name and trade name solely in the form of “Beam Middle East LLC” (or such other name as Licensor may agree and/or as may be approved by the Department of Economic Development in Abu Dhabi “DEDAD”) and solely in connection with the operation of Licensee’s business in the Territory (collectively, the “License”).

1.2. For the avoidance of doubt, this License is only for and applicable to the Licensed Products in the Territory.

B-1

2. TERM OF THE AGREEMENT

2.1. This Agreement and the provisions hereof, except as otherwise provided, shall be in full force and effect commencing on _________________, 2025 and shall extend for a period of five (5) years (the “Initial Term”) with subsequent 5-year renewal options (each a “Renewal Term”).

2.2. Notwithstanding any other provision of this Agreement, Licensor may terminate this Agreement upon written notice to Licensee, if:

(i)	TPG is in breach or default under the Joint Venture Agreement;
(ii)	Licensor no longer controls, directly or indirectly, at least fifty percent (50%) of the equity interest in Licensee;
(iii)	Licensor is not able, or does not have the right to, appoint at least two (2) of the five (5) directors of the Licensee;
(iv)	Upon thirty (30) days’ prior written notice to the Licensee if Licensee does not commence development, production, and sales efforts of Licensed Products on or before __________, 2025;
(v)	There is a change in control of Licensee that has not been approved in advance in writing by Licensor;
(vi)	Licensee breaches any provision of this Agreement and fails to cure such breach within thirty (30) days after the date of Licensor’s written notice thereof; or
(vii)	Licensee or TPG files, or consents to the filing against it, of a petition for relief under any bankruptcy or insolvency laws, makes an assignment for the benefit of creditors or consents to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or other official with similar powers over a substantial part of its property; or a court having jurisdiction over Licensee or TPG or any of its property shall enter a decree or order for relief in respect thereof in an involuntary case under any bankruptcy or insolvency law, or shall appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or official with similar powers over a substantial part of the property of Licensee, or shall order the winding-up, liquidation or rehabilitation of the affairs of Licensee and such order or decree shall continue in effect for a period of sixty (60) consecutive days.

3. COMPENSATION

3.1. The License provided for in this Agreement is in part in exchange for the grant of equity interests of Licensee’s ownership interests to Licensor as provided for in the Joint Venture Agreement.

4. WARRANTIES AND OBLIGATIONS

4.1. Licensor represents and warrants that it has the right and power to grant the License granted herein and that there are no other known agreements with any other party in conflict herewith.

4.2. Licensor further represents and warrants that to the best of its knowledge, the Trademarks and Associated IP do not infringe any valid right of any third party.

4.3. Licensee represents and warrants that it will use its best efforts to promote, market, sell, and distribute the Licensed Products.

4.4. Licensee shall be solely responsible for the assembly, manufacture, promotion, marketing, service, sale, service, and distribution of the Licensed Products in the Territory and will bear all related costs associated therewith.

4.5. It is the intention of the parties that Licensee shall introduce the Licensed Products in the Territory on or before ____________, 2025. Failure to meet this deadline shall constitute grounds for termination of this Agreement by Licensor as provided for in Section 2.2(iv) of this Agreement.

4.6. Each Party hereby represents and warrants:

(i)	Such Party is duly organized and validly existing under the laws of the state or country of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.
(ii)	Such Party is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.
(iii)	This Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it.
(iv)	Neither Party will not enter into any agreement the execution and/or performance of which would violate or interfere with this Agreement.

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5.       CONFIDENTIALITY

5.1.	Each Party (the “Receiving Party”) acknowledges that in connection with this Agreement it may gain access to or be provided certain confidential information of the other Party (the “Disclosing Party”). As a condition to being furnished with confidential information, the Receiving Party agrees that, except as provided in Section 5.3 below, during the Term of this Agreement and for a period of five (5) years following its expiration or termination, it shall:

(a)	not use the Disclosing Party's confidential information other than as strictly necessary to perform its obligations under this Agreement; and

(b)	maintain the Disclosing Party's confidential information in strict confidence and, subject to Section 5.3, not disclose the Disclosing Party's confidential information to any third party(ies) without the Disclosing Party's prior written consent, provided, however, the Receiving Party may disclose the confidential information to its Representatives who:

i.	have a need to know the confidential information for purposes of the Receiving Party's performance, or exercise of its rights with respect to such confidential information, under this Agreement;

ii.	have been apprised of the confidentiality terms and restrictions on use of such confidential information hereunder; and

iii.	are themselves bound by written nondisclosure agreements at least as restrictive as those set out in this Section 5, provided further that the Receiving Party will be responsible for ensuring its Representatives' compliance with, and will be liable for any breach by its Representatives of this Section 5.

The Receiving Party shall use reasonable care, at least as protective as the efforts it uses with respect to its own confidential information, to safeguard the Disclosing Party's confidential information from use or disclosure other than as permitted hereunder.

(c)	Upon expiration or termination of this Agreement, the Receiving Party shall (i) return to the Disclosing Party or destroy, at Receiving Party’s option, all documents and tangible materials (and any copies) containing, incorporating, or based on the Disclosing Party's confidential information; (ii) permanently erase the Disclosing Party's confidential information from its computer systems; and (iii) upon request of the Disclosing Party, certify in writing to the Disclosing Party that it has complied with the requirements of this Section 5.2(c). Notwithstanding the terms above in this Section 5.1(c), (x) the Receiving Party may retain a record copy of Disclosing Party’s confidential information for the purpose of determining either Party’s rights, obligations, and/or disclosures made under this Agreement, and (y) Receiving Party shall not be required to destroy any computer files created during automatic system back-ups or otherwise maintained for purposes of complying with such Party’s records retention policies, provided that, confidential information made and kept by Receiving Party pursuant to subsections (x) and/or (y) above shall continue to be governed by the terms of this Agreement.

5.2.	The restrictions provided in Section 5.1 and 5.2 above shall apply to any confidential information except to the extent that the Receiving Party can prove by documentary evidence that such information:

a.	at the time of receipt hereunder was, or thereafter becomes, part of the public domain through no act or omission of Receiving Party in breach of this Agreement; or

b.	was already in the Receiving Party’s possession at the time of disclosure hereunder from a source other than the Disclosing Party, or is hereafter in good faith received by the Receiving Party from a third party without an obligation of confidentiality and/or restrictions as to its use in effect at the time received by such third party; or

c.	is hereafter independently developed by employees of the Receiving Party or by a third party on behalf of the Receiving Party, who had not received or had available to them the confidential information of the Disclosing Party or relevant part(s) thereof.

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5.3.	In the event the Receiving Party is required to disclose any confidential information by law, regulation or order of competent authority (including any judicial, regulatory or governmental body or securities exchange), the Receiving Party shall:

a)	provide prompt written notice to the Disclosing Party so the Disclosing Party may seek a protective order or other appropriate remedy; and

b)	disclose only the portion of confidential information it is legally required to furnish.

The Receiving Party shall not be relieved from any confidentiality obligations as they pertain to such confidential information other than the foregoing required disclosure(s).

Each Party acknowledges that a breach of this Section 5 may cause the non-breaching Party irreparable harm, for which an award of damages would not be adequate compensation, and agrees that, in the event of such a breach or threatened breach, the non-breaching Party will be entitled to seek equitable relief, including without limitation in the form of a restraining order, orders for preliminary or permanent injunction, specific performance, and any other relief that may be available from any court. These remedies are not exclusive but are in addition to all other remedies available under this Agreement, at law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.

6. NOTICES AND QUALITY CONTROL

6.1. The License granted hereunder is conditioned upon Licensee’s full and complete compliance with the marking provisions of the patent, trademark and copyright laws of the United States and other countries in the Territory.

6.2. The Licensed Products, as well as all promotional, packaging, and advertising material relative thereto, shall include all appropriate legal notices as required by Licensor.

6.3. If the quality of a class of the Licensed Products falls below such a production-run quality, as previously approved by Licensor, Licensee shall use its best efforts to restore such quality. In the event that Licensee has not taken appropriate steps to restore such quality within thirty (30) days after notification by Licensor, Licensor shall have the right to terminate this Agreement and require that the Licensee cease using the Trademarks and Associated IP.

6.4. All use of the Trademarks by Licensee under this Agreement shall faithfully reproduce the design and appearance of the Trademarks.

6.5. Each Party shall immediately notify the other Party and provide to the other Party all relevant background facts upon becoming aware of (a) any registrations of, or applications for registration of, marks in the Territory that do or may conflict with any Trademark, and (b) any infringements, imitations, or illegal use or misuse of the Trademark or Associated IP in the Territory.

7. NOTICE

7.1. Any notice required to be given pursuant to this Agreement shall be in writing and delivered personally to the other designated party at the above stated address or mailed by certified or registered mail, return receipt requested or delivered by a recognized national overnight courier service, except e-mail may be used for day-to-day operations and contacts but not for ‘notice’ or other communications required under this agreement or by law.

7.2. Either party may change the address to which notice or payment is to be sent by written notice to the other in accordance with the provisions of this paragraph.

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8. PATENTS, TRADEMARKS AND COPYRIGHTS

8.1. Licensor shall retain all right, title and interest in the Trademarks and Associated IP as well as any modifications or derivative works made to the Trademarks and Associated IP by Licensee. Licensee agrees that its use of the Trademarks and Associated IP inures to the benefit of Licensor and that the Licensee shall not acquire any rights in the Trademarks and Associated IP.

8.2. The parties agree to execute any documents reasonably requested by the other party to affect any of the above provisions.

8.3. Licensee acknowledges Licensor’s exclusive rights in the Trademarks, Licensed Products and Associated IP and, further, acknowledges that the Trademarks and Associated IP are unique and original to Licensor and that Licensor is the owner thereof. Licensee shall not, at any time during or after the effective Term of the Agreement dispute or contest, directly or indirectly, Licensor's exclusive right and title to the Trademarks and Associated IP or the validity thereof. Licensor, however, makes no representation or warranty with respect to the validity of any patent, trademark or copyright which may issue or be granted therefrom.

8.4. All intellectual property related to the Trademarks, Licensed Products and/or Associated IP as of the Effective Date or developed by Licensor or Licensee after the Effective Date, including any copyrights, trademarks, trade secrets, patents, inventions and developments, and any and all modifications and/or derivative works therefore, shall be owned by Licensor.

8.5. Licensee shall not be deemed by anything contained in this Agreement or done pursuant to this Agreement to acquire any right, title or interest in or to the Trademarks or Associated IP, or any other intellectual property owned or acquired by Licensor, now or hereafter, other than the license rights expressly set forth in this Agreement.

9. TERMINATION OR EXPIRATION

9.1. Upon expiration or termination, Licensee shall immediately provide Licensor with a complete schedule of all inventory of Licensed Products then on-hand (the “Inventory”). Licensee shall have a period of ninety (90) days after the expiration or termination of this Agreement to deliver any remaining Inventory of Licensed Products to Licensor.

9.2. Upon the expiration or termination of this Agreement, all of the rights of Licensee under this Agreement shall terminate and immediately revert to Licensor and Licensee shall immediately discontinue all use of the Trademarks and Associated IP and at no cost whatsoever to Licensor, and Licensee shall immediately return to Licensor or destroy all material relating to the Trademarks and Associated IP including at no cost to Licensor.

10. REGULATORY REQUIREMENTS

10.1. The Parties agree to comply, in performing this Agreement, with all laws applicable to that Party relating to their obligations under this Agreement, including, without limitation, all statutory and regulatory requirements under the export administration regulations (15 C.F.R. § 730 et seq.) administered by the U.S. Department of Commerce; the laws, regulations, and executive orders implemented by the Office of Foreign Assets Control of the U.S. Department of the Treasury.

10.2. The Parties agree to comply fully with all economic sanctions and trade restrictions promulgated by the United States Government that relate to the Parties’ obligations under this Agreement.

11. GOOD WILL

Licensee recognizes the value of the good will associated with the Trademarks and Associated IP and acknowledges that the Trademarks and Associated IP and all rights therein including the good will pertaining thereto, belong exclusively to Licensor.

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12. INFRINGEMENTS

If an action for infringement of the rights licensed in this Agreement is brought, each party shall execute all papers, testify on all matters, and otherwise cooperate in every way necessary and desirable for the prosecution of any such lawsuit.

13. JURISDICTION AND DISPUTES

13.1. This Agreement shall be governed in accordance with the laws of the State of California, United States of America.

13.2. Any controversy, claim or dispute arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate (except at the option of either party for any application for injunctive relief) shall be finally settled by arbitration in San Diego County, California under the rules of the American Arbitration Association (AAA) before one arbitrator and judgment upon the award rendered may be entered in any court having jurisdiction. In this regard, the parties submit to the personal subject matter jurisdiction of the State of California. The arbitration provisions of this Section shall be interpreted according to, and governed by, the Federal Arbitration Act, and any action to enforce any rights hereunder shall be brought exclusively in the U.S. District Court for the Southern District of California. EACH PARTY HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY OF ANY DISPUTE RELATING TO THIS AGREEMENT AND AGREES THAT ANY SUCH ACTION SHALL BE ADJUDICATED BY AN ARBITRATOR AND WITHOUT A JURY.

13.3. The parties may mutually agree upon any procedure for appointing the arbitrator and shall inform the AAA administrator as to such procedure; however, if within 45 days after the commencement of the arbitration, all of the parties have not mutually agreed on a procedure for appointing the arbitrator or have not mutually agreed on the designation of the arbitrator, the AAA administrator shall unilaterally appoint and designate the presiding arbitrator.

13.4. If a party fails to file a statement of defense within the time established by the tribunal without showing sufficient cause for such failure, as determined by the tribunal, or if a party, duly notified, fails to appear at a hearing without showing sufficient cause for such failure, as determined by the tribunal, the tribunal may proceed with the arbitration; or if a party, duly invited to produce evidence or take any other steps in the proceedings fails to do so within the time established by the tribunal without showing sufficient cause for such failure, as determined by the tribunal, the tribunal may make the award on the evidence before it.

13.5. The arbitrator may, in the Award, allocate all or part of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing party.

14. AGREEMENT BINDING ON SUCCESSORS

The provisions of this Agreement shall be binding on and shall inure to the benefit of the parties hereto, and their heirs, administrators, successors, and assigns.

15. DISCLAIMER

THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS SECTION ARE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY EACH PARTY TO THE OTHER PARTY AND NEITHER PARTY MAKES ANY OTHER REPRESENTATIONS, WARRANTIES OR GUARANTEES OF ANY KIND WHATSOEVER, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

16. SEVERABILITY

If any term, clause, or provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other term, clause or provision and such invalid term, clause or provision shall be deemed to be severed from the Agreement.

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17. INDIRECT OR CONSEQUENTIAL DAMAGES.

NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR LOSS OF REVENUES, PROFITS OR DATA ARISING OUT OF PERFORMANCE UNDER THIS AGREEMENT, WHETHER IN CONTRACT OR IN TORT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, EXCEPT TO THE EXTENT THAT A PARTY IS SOLELY SEEKING REIMBURSEMENT FOR SUCH DAMAGES PAID TO A THIRD PARTY AND SUCH REIMBURSEMENT IS COVERED BY THE INDEMNIFICATION PROVISIONS OF THIS AGREEMENT.

18. INDEMNIFICATION

18.1. Licensee shall indemnify, defend and hold harmless Licensor against any and all losses, liabilities, damages, costs and expenses (including reasonable attorneys’ fees and reasonable investigative costs) (“Losses”) in connection with any suit, claims, demand or action by any third party (“Claims”) arising out of or resulting from any breach of Licensee’s representations, warranties or obligations set forth in this Agreement.

18.2. Licensor shall indemnify, defend and hold harmless Licensee against any and all Losses in connection with any Claims arising out of or resulting from any actual or alleged infringement or violation of any third-party patent, trade secret, copyright, trademark or other proprietary or intellectual property right arising out of or relating to the manufacture, sale or use of any Licensed Products.

18.3. A party seeking indemnification under this Section shall promptly notify the indemnifying Party of any claim or liability of which the Party seeking indemnification becomes aware (including a copy of any related complaint, summons, notice or other instrument); provided, that failure to provide such notice within a reasonable period of time shall not relieve the indemnifying Party of any of its obligations hereunder except to the extent the indemnifying Party is prejudiced by such failure. The indemnified party shall allow the indemnifying Party, if the indemnifying Party so requests, to conduct and control the defense of any such Claim and any related settlement negotiations (at the indemnifying Party’s sole expense), provided that the indemnifying Party promptly assumes the defense of any such Claim with counsel reasonably satisfactory to the indemnified party. The indemnified Party shall cooperate with the indemnifying Party in the defense of any such Claim and any related settlement negotiations (at the indemnifying Party’s expense). Neither party shall compromise or settle any Claim without prior consent of the indemnifying Party, which shall not be unreasonably withheld or delayed.

The obligation of indemnifying Party to indemnify the indemnified Party for Claims is subject to the following limitations: Claims (or portions therof) shall not be subject to indemnification under this Section to the extent that they arise out of or result from the fraud or intentional misconduct of the indemnified Party.

19. INSURANCE

Both Parties represent and warrant that they are covered and will continue to be covered by, at a minimum, a comprehensive industry standard general liability insurance program. Each Party will maintain such insurance program, or other program with comparable coverage, beyond the expiration or termination of this Agreement during (i) the period that any Licensed Product is being commercially distributed or sold and (ii) a commercially reasonable period thereafter.

20. ASSIGNABILITY

The License granted hereunder is personal to Licensee and shall not be assigned by any act of Licensee or by operation of law unless with the consent of Licensor.

21. GOVERNMENTAL APPROVAL

As promptly as possible after execution of this Agreement, Licensee agrees to submit copies of this Agreement to any governmental agency in any country in the Territory where approval of a license agreement is necessary and agrees to promptly prosecute any such application diligently. This Agreement shall only become effective in such country or countries upon receipt of appropriate approval from the applicable governmental agency.

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22. MISCELLANEOUS

22.1. Integration. This Agreement constitutes the entire understanding of the parties, and revokes and supersedes all prior agreements between the parties and is intended as a final expression of their Agreement. It shall not be modified or amended except in writing signed by the parties hereto and specifically referring to this Agreement. This Agreement shall take precedence over any other documents which may be in conflict with said Agreement.

22.2. Amendments. Any amendment to this Agreement must be in writing and signed by an authorized person of each party.

22.3. Captions; Certain Conventions. The captions in this Agreement are for convenience only and are not to be interpreted or construed as a substantive part of this Agreement. Unless otherwise expressly provided herein or the context of this Agreement otherwise requires, (A) words of any gender include each other gender, (B) words such as “herein,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (C) words using the singular shall include the plural, and vice versa, (D) the words “include(s)” and “including” shall be deemed to be followed by the phrase “but not limited to,” “without limitation” or words of similar import, (E) the word “or” shall be deemed to include the word “and” (e.g. “and/or”) and (F) references to “Article,” “Section,” “subsection,” “clause” or other subdivision, or to an Attachment or other appendix, without reference to a document are to the specified provision or Attachment of this Agreement. This Agreement shall be construed as if it were drafted jointly by the Parties.

22.4. Further Assurances. The Parties agree to execute, acknowledge and deliver such further instruments and to take all such other incidental acts as may be reasonably necessary or appropriate to carry out the purpose and intent of this Agreement.

22.5. Cumulative Rights. The rights, powers and remedies hereunder shall be in addition to, and not in limitation of, all rights, powers and remedies provided at law or in equity, or under any other agreement between the Parties. All of such rights, powers and remedies shall be cumulative, and may be exercised successively or cumulatively.

22.6. No Waiver. Failure by either Party to insist upon strict compliance with any term of this Agreement in any one or more instances will not be deemed to be a waiver of its rights to insist upon such strict compliance with respect to any subsequent failure.

22.7. Severability. If any term, clause or provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect the validity or operation of any other term, clause or provision and such invalid or unenforceable term, clause or provision shall be deemed to be severed from the Agreement.

22.8. Prevailing Party. In any dispute resolution proceeding between the Parties in connection with this Agreement, the prevailing Party will be entitled to recover its reasonable attorney's fees and costs in such proceeding from the other Party.

22.9. Force Majeure. Except as to payments required under this Agreement, neither Party shall be liable in damages for, nor shall this Agreement be terminable or cancelable by reason of, any delay or default in such Party’s performance hereunder if such default or delay is caused by events beyond such Party’s reasonable control, including acts of God, law or regulation or other action or failure to act of any government or agency thereof, war or insurrection, civil commotion, destruction of production facilities or materials by earthquake, fire, flood or weather, labor disturbances, epidemic or failure of common carriers; provided, that the Party seeking relief under this Section shall immediately notify the other Party of such cause(s) beyond such Party’s reasonable control. The Party that may invoke this Section shall use commercially reasonable efforts to reinstate its ongoing obligations to the other Party as soon as practicable. If the cause(s) shall continue unabated for 180 days, then both Parties shall meet to discuss and negotiate in good faith what modifications to this Agreement should result from such cause(s).

22.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. Any photocopy, facsimile or electronic reproduction of the executed Agreement shall constitute an original. Delivery of signatures by means of facsimile or electronic mail shall be as effective as original signatures.

[SIGNATURE PAGE TO FOLLOW]

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IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement effective as of the Effective Date.

BEAM GLOBAL	BEAM MIDDLE EAST LLC

By: ___________________________________	By: _________________________________
Name:_________________________________	Name:_______________________________
Title: _________________________________	Title: _______________________________
Date: _________________________________	Date: _______________________________

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EXHIBIT A

TRADEMARKS

BEAM

BEAM GLOBAL

EV-ARC

EV-STANDARD

EXHIBIT B

LICENSED PRODUCTS

1)	EV ARC 2020
2)	EV-Standard

EXHIBIT C

TERRITORIES

Egypt

Turkey

Iran

Iraq

Saudi Arabia

Yemen

Syria

Jordan

United Arab Emirates

Israel

Lebanon

Palestine (West Bank and Gaza Strip)

Oman

Kuwait

Qatar

Bahrain